Exhibit 19

Policy For the Prevention of

Insider Trading of

CVD Equipment Corporation

In the course of conducting the business of CVD Equipment Corporation, a New York corporation and its subsidiaries (collectively “CVD”), whether as a director, principal, officer, senior executive or employee of CVD, you may come into possession of material information about CVD or other entities that is not available to the investing public (herein referred to as “material, non-public information”). You must maintain the confidentiality of material, non-public information and may not use it in connection with the purchase or sale of securities of CVD or any other entity to which the information relates. CVD has adopted this policy in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with CVD. We all work hard to maintain CVD’s reputation for integrity and ethical conduct and are all responsible for preserving and enhancing this reputation.

Policy and Procedure Summary

As summarized below, no employee of CVD may buy or sell CVD securities while aware of material non-public information. In addition, all Covered Persons, as defined below, must obtain clearance from CVD’s Chief Financial Officer (or, in the absence, from CVD’s Chief Executive Officer) prior to initiating any purchases or sales of CVD securities.

Inside Information

CVD’s policies and the laws of the United States prohibit any director, principal, officer or employee of CVD, whenever and in whatever capacity employed, from buying or selling securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) of CVD while in possession of “inside information” about CVD. Inside information is any material, non-public information about a company.

If you become aware of any inside information concerning CVD, you may not purchase or sell any securities of CVD and should treat the information as strictly confidential. This prohibition applies to securities of CVD, as well as the securities of any other company about which you acquire inside information in the course of your duties for CVD. You are responsible for reviewing this policy and ensuring that your actions do not violate it.

Material, Non-Public Information

As noted above, it is illegal and a violation of this policy to purchase or sell CVD securities while aware of material, non-public information.

Material Information

Under this policy and U.S. law, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
●	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Non-public information can be material even with respect to companies that do not have publicly-traded stock, such as those with outstanding bonds or bank loans.

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Depending on the facts and circumstances, information that could be considered material includes but is not limited to:

●	earnings announcements or estimates;
●	changes to previously released earnings information;
●	significant dividend increases or decreases;
●	expansion or curtailment of operations;
●	potential contracts and/or investments by CVD;
●	new products, inventions or discoveries;
●	major litigation;
●	possible acquisitions, divestitures or joint ventures;
●	changes in research recommendations or debt ratings;
●	restructurings and recapitalizations;
●	unannounced government actions with respect to an issuer of securities;
●	anticipated public offerings of securities;
●	extraordinary management developments;
●	extraordinary borrowing;
●	liquidity problems; and
●	write-downs and additions to reserves for bad debts.

Non-Public Information

Information is considered to be non-public unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is non-public unless you can point to its official release by CVD in at least one of the following ways:

●	public filings with securities regulatory authorities, including the disclosure of the information in a Form 10-Q, Form 10-K, Form 8-K, proxy statement or prospectus;
●	issuance of press releases;
●	disclosure of the information in the financial media; or
●	meetings with members of the press and the public.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence, a person aware of material, non-public information should refrain from purchasing or selling CVD securities for approximately two full business days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.

Notwithstanding these timing guidelines, it is illegal for you to buy or sell securities while in possession of material, non-public information, including situations in which you are aware of major developments that have not yet been publicly announced by the issuer of the securities.

“Tipping” Material, Non-Public Information Is Prohibited

In addition to buying or selling securities while in possession of material, non-public information, it is illegal and a violation of this policy to convey such information to another person (herein referred to as “tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any benefit, monetary or otherwise, from the tippee.

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Trading on or conveying material, non-public information may also breach contractual obligations assumed by CVD. Apart from contractual remedies (such as damages and injunctions), severe, and possibly irreparable, reputation damage to CVD can result from buying or selling based on material, non-public information, tipping or any other improper use of material, non-public information.

Scope of Policy

The restrictions set forth in this policy, except as noted, apply to all directors, principals, officers, senior management and employees of CVD and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, principal, officer or employee exercises substantial control over his, her or its securities trading decisions. This policy also applies to any trust or other estate in which an employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity.

Certain of the restrictions set forth in this policy, apply only to all directors and officers of CVD, certain employees of CVD and to their spouses, minor children, adult family members sharing the same household and any other person over whom the director, officer or employee exercises substantial control over his, her or its securities trading decisions (the “Covered Persons”). This policy also applies to any trust or other estate in which a Covered Person has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. A listing of “Covered Persons” is maintained by CVD’s Chief Financial Officer.

Trading Periods – Covered Persons Only

Subject to the Pre-Clearance Policy described below, Covered Persons who are not otherwise in possession of undisclosed material information may only purchase or sell securities of CVD during the period:

●	commencing on the close of business of the second business day after the public release of quarterly financial information with respect to the preceding fiscal quarter and ending seven days before the end of the next fiscal quarter; or

●	commencing on the close of business of the second business day after the public release of year-end financial information and ending seven days before the end of the first fiscal quarter following such year-end.

Blackout Periods – All Employees

From time to time, an event may occur in the Trading Periods described above that is material to CVD and is known by only a few directors or executive officers of CVD. So long as the event remains material and non-public, Covered Persons and any persons designated by CVD’s Chief Financial Officer may not buy or sell the securities of CVD even if knowledge of such event occurs during the window described above. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of CVD’s Chief Financial Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to buy or sell while aware of material, non-public information.

Pre-Clearance Policy – Covered Persons Only

Covered Persons who are not otherwise in possession of undisclosed material information and wish to buy or sell securities of CVD during the Trading Periods described above, must obtain prior clearance from CVD’s Chief Financial Officer, before he or she trades in CVD’s securities. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws, rules and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the merits of the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If a transaction order is not placed within the 48-hour period, the person who requested the clearance must re-submit the request for clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the clearance.

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Safeguarding Confidential Information

If material information relating to CVD or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect CVD’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

●	Avoid discussing confidential information in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

●	Avoid discussing confidential information on cellular phones, and take great care when discussing such information on speakerphones. Do not discuss such information with relatives or social acquaintances.

●	Do not give your computer IDs and passwords to any other person. Password protect computers and log off computers when they are not in use.

●	Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

●	Be aware that the Internet and electronic mail carriers are not secure environments for the transmission of confidential information.

●	Comply with the specific terms of any confidentiality agreements of which you are aware.

●	Upon termination of your employment, you must return to CVD, as applicable, all physical (including electronic) copies of confidential information, as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

●	You may not bring the confidential information of any former employer to CVD.

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Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of CVD. Such inquiries can come from the media, securities analysts and others regarding CVD’s business, rumors, trading activity, current and future prospects and plans, acquisition or divestiture activities and other similar important information. Under no circumstance should you attempt to handle these inquiries without prior authorization. Only personnel of CVD specifically authorized to do so may answer questions about or disclose information concerning CVD.

●	Refer requests for information regarding CVD from the financial community, such as securities analysts, brokers or investors, to CVD’s Chief Executive Officer, or, if the Chief Executive Officer is not available, CVD’s Chief Financial Officer.

●	Refer requests for information regarding CVD from the media or press to CVD’s Chief Executive Officer, or, if the Chief Executive Officer is not available, CVD’s Chief Financial Officer.

●	Refer requests for information from the U.S. Securities and Exchange Commission (the “SEC”) or other regulators to CVD’s Chief Financial Officer, or, if the Chief Financial Officer is not available, CVD’s Executive Officer.

Regulation FD

CVD is committed to fair disclosure to investors in compliance with all applicable securities laws and regulations, including Regulation FD adopted by the SEC. Regulation FD prohibits public corporations from selectively disclosing material, non-public information to securities analysts, broker-dealers, other securities market professionals and stockholders (“Securities Professionals”) who may buy or sell CVD securities on the basis of the information.

Whenever a company (or person acting on its behalf) discloses material, non-public information to Securities Professionals, Regulation FD requires that the company simultaneously make public disclosure of the information in question. If CVD learns that it has unintentionally disclosed material, non-public information, it must issue a press release making the information public within 24 hours.

For a discussion of what types of information are likely to be deemed material, see the section of this policy on “Material, Non-Public Information,” above.

To avoid a violation of Regulation FD, CVD must strictly adhere to disciplined procedures and record keeping with respect to formal and informal contacts with Securities Professionals. If possible, CVD’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) should be included in any and all contacts with Securities Professionals. If CVD’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) is not included in the contact, then the CVD’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer) must be briefed on the substance of any discussions within two hours after any such contact occurs.

Reporting Violations/Seeking Advice

You should refer suspected violations of this policy to CVD’s Chief Financial Officer (or, if the Chief Financial Officer (is not available, the Chief Executive Officer). In addition, if you:

●	receive material, non-public information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

●	receive confidential information and are unsure if it is within the definition of material, non-public information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact CVD’s Chief Financial Officer (or, if the Chief Financial Officer is not available, the Chief Executive Officer). Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Penalties for Violations of the Insider Trading Policy and Laws

The personal consequences to you of illegally trading securities using material, non-public information can be quite severe. U.S. securities laws provide that an individual is subject to possible imprisonment and significant fines. These laws apply to all employees – not just officers, directors, investment bankers and lawyers. Subject to applicable law, personnel of CVD who violate this policy may also be subject to discipline by CVD, up to and including termination of employment.

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